Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces Second Quarter 2019 Financial Results

and Updates 2019 Guidance

– Q2 2019 Record Total Revenue of $101.1 million –

– Inogen has Entered into a Definitive Agreement to Acquire New Aera –

Goleta, California, August 7, 2019 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today reported financial results for the three-month period ended June 30, 2019.

Second Quarter 2019 Highlights

•	Record total revenue of $101.1 million, up 3.9% over the same period in 2018
•	Total gross margin of 49.7%
•	Net income of $10.2 million and Adjusted EBITDA of $16.8 million (see accompanying table for reconciliation of GAAP and non-GAAP measures)
•	Inogen One G5 launch in the domestic direct-to-consumer channel in April 2019
•

Definitive agreement signed to acquire New Aera, an innovative developer and manufacturer of portable non-invasive ventilators to both enhance our oxygen concentrator technology leadership position and expand our market opportunity into adjacent respiratory markets

“We reached a new milestone for Inogen with over $100 million in revenue in the second quarter of 2019, while we focused on improving the productivity of our direct-to-consumer salesforce. While we were able to improve their productivity in the second quarter of 2019, the level of sales representative attrition was higher than expected as many of the representatives hired in 2018 were unable to meet our sales targets,” said Scott Wilkinson, Inogen President and Chief Executive Officer. “I expect the reduced sales capacity will be a headwind to direct-to-consumer growth for the remainder of 2019. In addition, we have continued to see some hurdles for our business-to-business partners, which we expect will be a headwind to growth in the domestic business-to-business channel in the short-term. In spite of these challenges, we are still optimistic about the medium to long-term opportunity for portable oxygen concentrator adoption worldwide, and we are focused on increasing our salesforce, enhancing salesforce productivity, helping our partners overcome their restructuring challenges and capital constraints, and maintaining our market leadership position.”

Second Quarter 2019 Financial Results

Total revenue for the three months ended June 30, 2019 rose 3.9% to $101.1 million from $97.2 million in the same period in 2018. Direct-to-consumer sales rose 14.0% over the same period in 2018, primarily due to increased sales representative productivity, partially offset by an approximate 17% reduction in sales representative headcount against the comparative period of the prior year. Domestic business-to-business sales declined 10.0% from the same period in 2018, primarily due to a decline in sales to the Company’s private label partner. These sales to the Company’s private label partner declined primarily due to one large national homecare provider who had significantly reduced orders in the second quarter of 2019 as compared to the same period in 2018. Specifically, this provider accounted for revenue of $0.7 million in the second quarter of 2019, down from $8.3 million in the second quarter of 2018. In addition, internet reseller sales, which are also included in the domestic business-to-business sales channel, were also down in the second quarter of 2019 versus the second quarter of 2018. Excluding this national provider and sales to our internet reseller partners, demand remained strong from traditional home medical equipment providers. International business-to-business sales were solid in the second quarter of 2019 and increased 8.7% (14.7% on a constant currency basis) from the comparative period in 2018, primarily due to strong European demand. Rental revenue in the second quarter of 2019 was $5.2 million compared to $5.3 million in the second quarter of 2018, representing a decline of 1.0%, primarily due to a 9.1% decline in patients on service, partially offset by higher revenue per patient.

Total gross margin was 49.7% in the second quarter of 2019, essentially flat versus 49.8% in the comparative period in 2018. Sales gross margin was 50.7% in the second quarter of 2019 versus 51.1% in the second quarter of 2018. The sales gross margin decrease was primarily due to lower average selling prices, partially offset by increased sales mix towards higher margin domestic direct-to-consumer sales and lower cost per unit in spite of the Inogen One G5 launch and increased tariffs.  Rental gross margin was 30.4% in the second quarter of 2019 versus 27.6% in the second quarter of 2018. The increase in rental gross margin was primarily due to increased rental revenue per patient on service and lower depreciation expense, partially offset by higher service costs.

Total operating expense increased to $38.1 million, or 37.7% of revenue, in the second quarter of 2019 versus $34.4 million, or 35.4% of revenue, in the second quarter of 2018. Operating expense included research and development expense of $1.5 million in the second quarter of 2019, which was down from $1.8 million in the comparative period in 2018, primarily due to decreased personnel-related expenses. Sales and marketing expense increased to $27.8 million in the second quarter of 2019 versus $23.0 million in the comparative period in 2018, primarily due to increased advertising expenditures, partially offset by decreased personnel-related expenses. General and administrative expense decreased to $8.8 million in the second quarter of 2019 versus $9.7 million in the comparative period in 2018, primarily due to decreased personnel-related expenses, partially offset by $0.3 million in acquisition expenses associated with the New Aera transaction described below.

Operating income for the three months ended June 30, 2019 declined to $12.1 million, or 12.0% of revenue, down from $14.0 million, or 14.4% of revenue, in the comparative period in 2018, primarily due to higher marketing expense.

In the second quarter of 2019, the Company reported income tax expense of $3.5 million, compared to income tax benefit of $1.0 million reported in the second quarter of 2018. Inogen’s income tax expense in the second quarter of 2019 included a $0.2 million expense related to excess tax deficiencies recognized from stock-based compensation, compared to a $3.9 million benefit in the second quarter of 2018. Inogen’s GAAP effective tax rate in the second quarter of 2019 was 25.8% compared to negative 7.1% in the comparative period in the prior year. Excluding the excess tax benefits (deficiencies) from stock-based compensation, Inogen’s non-GAAP effective tax rate was 24.4% in the second quarter of 2019 versus 21.2% in the second quarter of 2018. A reconciliation of GAAP and non-GAAP measures is included in the accompanying tables attached hereto.

In the second quarter of 2019, the Company reported net income of $10.2 million compared to $14.6 million in the second quarter of 2018. Earnings per diluted common share was $0.45 in the second quarter of 2019 versus $0.65 in the second quarter of 2018.

Cash, cash equivalents, and marketable securities were $256.1 million as of June 30, 2019, which does not include any use of cash associated with the New Aera transaction discussed below.  The Company had no debt outstanding as of June 30, 2019.

New Aera

The Company has entered into a definitive agreement to acquire New Aera, Inc. (“New Aera”), an innovative developer and manufacturer of portable non-invasive ventilators for people suffering from various chronic lung diseases. In connection with the acquisition, Inogen will also separately acquire certain intellectual property assets from an affiliate of New Aera.

New Aera’s patented and FDA cleared Tidal AssistÒ Ventilator (“TAVÒ”) system is designed to deliver higher flow and pressure versus traditional oxygen therapy from an approximately 4-ounce pocket-size unit, features a state-of-the-art nasal pillow interface, and is compatible with certain oxygen concentrators, oxygen cylinders, wall gas, and certain medical air sources.  TAV therapy with oxygen has been clinically demonstrated in a small peer-reviewed study to reduce breathlessness, increase exercise endurance, and improve oxygen saturation during periods of exercise for patients suffering from certain chronic lung disease compared to oxygen therapy alone.

The Company believes this technology will strengthen its position in its core oxygen therapy market, while also expanding its total addressable market into the high-growth non-invasive ventilation (“NIV”) market. The Company estimates that the addressable U.S., market opportunity for NIV is over $400 million in 2019, growing at over 20% per year. In addition, the Company believes that this technology can be used to help a portion of the over 200 million chronic obstructive pulmonary disease (“COPD”) patients worldwide who are not on oxygen therapy and are willing to pay out-of-pocket, to reduce breathlessness particularly during exercise.

“We are excited to announce the acquisition of New Aera as we feel its TAV technology can be used to improve the lives of both oxygen therapy patients, existing non-invasive ventilation patients, and mild to moderate COPD patients given its patient-preferred design, relatively low cost, and clinical efficacy,” said Inogen CEO Scott Wilkinson. “In the short to intermediate term, we plan to sell TAV systems to consumers through our inside direct-to-consumer and our physician salesforces, and to our partners in our business-to-business sales channels worldwide. We also plan to incorporate the TAV technology directly into our oxygen concentrators to continue to advance patient preference and maintain our technology leadership position.”

“New Aera was founded to develop innovative solutions to help people worldwide with chronic lung disease that are effective, easy-to-use, compatible with multiple gas sources and cost accessible. The result was the proprietary TAV therapy platform that has demonstrated significant clinical results when compared to oxygen therapy alone,” said Gregory Kapust, co-founder of New Aera. “This acquisition will leverage Inogen’s proven success in commercializing respiratory products to accelerate the adoption of TAV therapy and to improve the treatment of patients with chronic lung disease.”

The consideration for the transaction consists of approximately $70.4 million in cash at closing, subject to customary purchase price and escrow adjustments, and potential earn-out payments of up to $31.4 million based on future sales performance and certain regulatory clearances. The transaction will be a use of Inogen’s current cash, cash equivalents, and marketable securities and is expected to close in August 2019.

Financial Outlook for 2019

Inogen is reducing its full year 2019 total revenue guidance to $370 to $375 million, down from $405 to $415 million, representing growth of 3.3% to 4.7% versus its 2018 full year results. The reduction in full year 2019 total revenue guidance is primarily associated with reduced expectations of the direct-to-consumer sales channel, primarily associated with the lower sales headcount compared to the same period in the prior year due to the higher attrition of representatives hired in 2018 who did not reach the sales targets, in spite of the increased productivity of the remaining sales representatives.

The Company expects total revenue will be down in the third quarter of 2019 versus the third quarter of 2018, primarily due to the tougher comparables in its domestic business-to-business sales channel and secondarily due to the reduction in direct-to-consumer sales in the comparative periods. The Company expects its domestic business-to-business and direct-to-consumer sales channels to return to growth in the fourth quarter of 2019 versus the fourth quarter of 2018.

The New Aera transaction is not expected to materially contribute to Inogen’s 2019 revenue as the Company expects sales to begin in 2020.

Inogen expects $5.2 million in incremental costs associated with the New Aera transaction in 2019, with approximately $2.9 million in intangible amortization expense, $1.5 million in other operating expense, and acquisition expenses of approximately $0.8 million, including $0.3 million of expense incurred in the second quarter of 2019.

The Company is reducing full year 2019 net income guidance to the range of $23 to $25 million, compared to its previous net income guidance of $36 to $38 million. This decrease in net income guidance range is primarily due to an estimated reduction in revenue and increased expenses associated with the New Aera transaction, partially offset by an estimated reduction in other operating expenses.  The Company expects a GAAP effective tax rate of approximately 25% in 2019.

Inogen is also reducing full year 2019 operating income guidance to the range of $26 to $28 million, inclusive of the estimated New Aera incremental costs, compared to its previous operating income guidance of $42 to $44 million. Inogen is also reducing its full year 2019 Adjusted EBITDA guidance range to $49 to $51 million, inclusive of the estimated New Aera incremental non-amortization costs, down from $66 to $68 million.

Conference Call

Individuals interested in listening to the conference call today at 5:30am PT/8:30am ET may do so by dialing (855) 238-8123 for domestic callers or (412) 317-5217 for international callers. Please reference Inogen (INGN) to join the call. To listen to a live webcast, please visit the Investor Relations section of Inogen's website at: http://investor.inogen.com/.

A replay of the call will be available beginning August 7, 2019 at 7:30am PT/10:30am ET through  August 14, 2019. To access the replay, dial (877) 344-7529 or (412) 317-0088 and reference Access Code: 10133764. The webcast will also be available on Inogen's website for one year following the completion of the call.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

About New Aera

New Aera is an innovative developer and manufacturer of portable non-invasive ventilators for people suffering from some chronic respiratory diseases.

For more information, please visit www.tidalassist.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding anticipated growth opportunities; expectations for all revenue channels for the second half and full year 2019; personnel expectations and the anticipated impact thereof; financial guidance for 2019, including revenue, net income, operating income, Adjusted EBITDA, and effective tax rates; the expected timing of the acquisition of New Aera; Inogen’s expectations of the benefits and the market opportunities of TAV; the potential of TAV to disrupt the non-invasive ventilator market and expand to treat COPD patients; Inogen’s expectation to sell the TAV in its direct-to-consumer and business-to-business sales channels in the short and intermediate term; Inogen’s expectation to integrate TAV technology into its oxygen concentrators; and the estimated impact to Inogen’s 2019 revenue, operating expenses, and costs associated, in each case, with the acquisition. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the impact of reduced reimbursement rates; the possible loss of key employees, customers, or suppliers; risks relating to Inogen’s limited experience in acquiring and integrating new businesses; risks relating to the integration of New Aera’s business and operations within those of Inogen; the possibility that Inogen will not realize anticipated revenue or that expenses and costs will exceed Inogen’s expectations; the possible loss of key employees, customers, or suppliers in connection with the announcement of the acquisition; the challenges of achieving synergies in connection with the acquisition; intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products; and intellectual property risks relating to the acquisition, including the risk of intellectual property litigation by current or potential competitors of New Aera or Inogen (one of whom has previously indicated that it was considering pursuing intellectual property litigation with respect to certain New Aera technology which is being acquired in the acquisition). In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in its Quarterly Report on Form 10-Q for the period ended March 31, 2019, and in its other filings with the Securities and Exchange Commission. Additional information will also be set forth in Inogen’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof.  Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three and six months ended June 30, 2019 and June 30, 2018. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen's core operating results. Management uses non-GAAP measures to compare Inogen's performance relative to forecasts and strategic plans, to benchmark Inogen's performance externally against competitors, and for certain compensation decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying tables of this release. For future periods, Inogen is unable to provide a reconciliation of non-GAAP measures without unreasonable effort as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provisions for income taxes, and certain other infrequently occurring items, such as acquisition-related costs, that may be incurred in the future.

Investor Relations Contact:

Matt Bacso, CFA

mbacso@inogen.net

Media Contact:

Byron Myers

805-562-0503

-- Financial Tables Follow --

Consolidated Balance Sheets
(amounts in thousands)

	June 30,	December 31,
	2019	2018
Assets	(unaudited)
Current assets
Cash and cash equivalents	$213,947	$196,634
Marketable securities	42,202	43,715
Accounts receivable, net	46,721	37,041
Inventories, net	24,485	27,071
Deferred cost of revenue	352	359
Income tax receivable	2,750	2,655
Prepaid expenses and other current assets	10,269	7,108
Total current assets	340,726	314,583
Property and equipment, net	21,361	22,341
Goodwill	2,242	2,257
Intangible assets, net	3,127	3,755
Operating lease right-of-use asset	5,461	—
Deferred tax asset - noncurrent	26,063	30,130
Other assets	4,793	2,832
Total assets	$403,773	$375,898
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$27,325	$26,786
Accrued payroll	6,969	11,407
Warranty reserve - current	4,036	3,549
Operating lease liability - current	2,006	—
Deferred revenue - current	5,616	4,451
Income tax payable	410	392
Total current liabilities	46,362	46,585
Warranty reserve - noncurrent	6,289	5,981
Operating lease liability - noncurrent	4,456	—
Deferred revenue - noncurrent	12,638	11,844
Deferred tax liability - noncurrent	230	232
Other noncurrent liabilities	—	832
Total liabilities	69,975	65,474
Stockholders' equity
Common stock	22	22
Additional paid-in capital	257,177	249,194
Retained earnings	75,946	60,484
Accumulated other comprehensive income	653	724
Total stockholders' equity	333,798	310,424
Total liabilities and stockholders' equity	$403,773	$375,898

Consolidated Statements of Comprehensive Income
(unaudited)
(amounts in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue
Sales revenue	$95,863	$91,987	$180,681	$165,571
Rental revenue	5,200	5,251	10,584	10,718
Total revenue	101,063	97,238	191,265	176,289
Cost of revenue
Cost of sales revenue	47,230	44,968	89,297	81,916
Cost of rental revenue, including depreciation of $1,594 and $1,966 for the three months ended and $3,299 and $4,131 for the six months ended, respectively	3,618	3,800	7,344	8,176
Total cost of revenue	50,848	48,768	96,641	90,092
Gross profit	50,215	48,470	94,624	86,197
Operating expense
Research and development	1,468	1,775	3,137	3,191
Sales and marketing	27,758	22,999	55,959	41,037
General and administrative	8,844	9,675	18,525	19,248
Total operating expense	38,070	34,449	77,621	63,476
Income from operations	12,145	14,021	17,003	22,721
Other income (expense)
Interest income	1,394	673	2,728	1,216
Other income (expense)	145	(1,048)	25	(604)
Total other income (expense), net	1,539	(375)	2,753	612
Income before provision (benefit) for income taxes	13,684	13,646	19,756	23,333
Provision (benefit) for income taxes	3,524	(964)	4,294	(2,035)
Net income	$10,160	$14,610	$15,462	$25,368
Other comprehensive income (loss), net of tax
Change in foreign currency translation adjustment	106	76	(31)	184
Change in net unrealized gains (losses) on foreign currency hedging	(618)	723	(534)	474
Less: reclassification adjustment for net (gains) losses included in net income	282	(103)	458	69
Total net change in unrealized gains (losses) on foreign currency hedging	(336)	620	(76)	543
Change in net unrealized gains (losses) on marketable securities	23	19	36	—
Total other comprehensive income, net of tax	(207)	715	(71)	727
Comprehensive income	$9,953	$15,325	$15,391	$26,095

Basic net income per share attributable to common stockholders (1)	$0.47	$0.69	$0.71	$1.20
Diluted net income per share attributable to common stockholders (1)	$0.45	$0.65	$0.69	$1.13
Weighted-average number of shares used in calculating net income per share attributable to common stockholders:
Basic common shares	21,815,634	21,172,170	21,783,150	21,099,566
Diluted common shares	22,359,679	22,503,749	22,459,101	22,409,011

(1)	Reconciliations of net income attributable to common stockholders basic and diluted can be found in Inogen’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.

Supplemental Financial Information
(unaudited)
(in thousands, except units and patients)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue by region and category
Business-to-business domestic sales	$29,653	$32,943	$55,714	$60,959
Business-to-business international sales	22,564	20,759	42,367	37,665
Direct-to-consumer domestic sales	43,646	38,285	82,600	66,947
Direct-to-consumer domestic rentals	5,200	5,251	10,584	10,718
Total revenue	$101,063	$97,238	$191,265	$176,289
Additional financial measures
Units sold	56,500	54,700	106,900	100,100
Net rental patients as of period-end	25,900	28,500	25,900	28,500

Reconciliation of U.S. GAAP to Other Non-GAAP Financial Measures
(unaudited)
(in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
Non-GAAP EBITDA and Adjusted EBITDA	2019	2018	2019	2018
Net income	$10,160	$14,610	$15,462	$25,368
Non-GAAP adjustments:
Interest income	(1,394)	(673)	(2,728)	(1,216)
Provision (benefit) for income taxes	3,524	(964)	4,294	(2,035)
Depreciation and amortization	2,760	2,816	5,554	5,809
EBITDA (non-GAAP)	15,050	15,789	22,582	27,926
Stock-based compensation	1,779	3,186	5,365	6,567
Adjusted EBITDA (non-GAAP)	$16,829	$18,975	$27,947	$34,493

	Three months ended		Six months ended
Non-GAAP provision (benefit) for income taxes and	June 30,		June 30,
effective tax rate	2019	2018	2019	2018
Income before provision (benefit) for income taxes	$13,684	$13,646	$19,756	$23,333
Provision (benefit) for income taxes	3,524	(964)	4,294	(2,035)
Effective tax rate	25.8%	-7.1%	21.7%	-8.7%

Provision (benefit) for income taxes	$3,524	$(964)	$4,294	$(2,035)
Non-GAAP adjustments:
Excess tax benefits (deficiencies) from stock-based compensation	(186)	3,853	447	7,105
Provision for income taxes (non-GAAP)	$3,338	$2,889	$4,741	$5,070

Income before provision for income taxes	$13,684	$13,646	$19,756	$23,333
Provision for income taxes (non-GAAP)	3,338	2,889	4,741	5,070
Effective tax rate (non-GAAP)	24.4%	21.2%	24.0%	21.7%

	Three months ended		Six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Non-GAAP international constant currency revenue	(using 2018 FX rates)	(using 2017 FX rates)	(using 2018 FX rates)	(using 2017 FX rates)
International revenues (GAAP)	$22,564	$20,759	$42,367	$37,665
Foreign exchange impact	1,238	(1,678)	2,180	(3,231)
International constant currency revenues (non-GAAP)	$23,802	$19,081	$44,547	$34,434

International revenue growth (GAAP)	8.7%	39.1%	12.5%	43.0%
International constant currency revenue growth (non-GAAP)	14.7%	27.9%	18.3%	30.7%